Exhibit 2.4

GUARANTY SUPPLEMENT

This Guaranty Supplement is entered into as of February 7, 2003 by Insignia Solutions Inc., a Delaware corporation (“Guarantor”), in favor of and for the benefit of ESMERTEC AG (“Guarantied Party”).  Guarantor is party to that certain Loan Agreement dated as of February 7, 2003, among Insignia Solutions PLC (“Company”), Guarantor, the other guarantors party thereto and Guarantied Party (the “Loan Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) pursuant to which Guarantied Party has made certain commitments, subject to the terms and conditions set forth therein, to extend certain credit facilities to the Company.  Guarantor has guarantied certain obligations (the “Guarantied Obligations”) of Company and the other guarantors party to the Loan Agreement (such guaranty, the “Guaranty”).  Guarantor acknowledges that the Guarantied Obligations are being incurred for and will inure to the benefit of Guarantor.

In consideration of the premises and in order to induce Guarantied Party to make Loans and other extensions of credit under the Loan Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees with Guarantied Party as follows:

1.  Fraudulent Transfer Laws.  To the extent the Fraudulent Transfer Laws described in this paragraph are applicable, anything contained in this Guaranty Supplement or the Guaranty to the contrary notwithstanding, the obligations of Guarantor under this Guaranty Supplement and the other Finance Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

2.  Continuing Guaranty.  The Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns, and Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke the Guaranty as to future transactions giving rise to any Guarantied Obligations.

3.  Waivers.  Guarantor waives, for the benefit of Guarantied Party:  (a) any right to require Guarantied Party, as a condition of payment or performance by Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Guarantied Party in favor of Company or any other Person, or (iv) pursue any other remedy in the power of Guarantied Party; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of the Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Guarantied Party protect, secure, perfect or insure any Security or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty Supplement, notices of default under the Loan Agreement, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto and notices of any extension of credit to Company; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guaranty or this Guaranty Supplement.  “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof

As used in this paragraph, any reference to “the principal” includes Company, and any reference to “the creditor” includes Guarantied Party.  In accordance with Section 2856 of the California Civil Code Guarantor waives any and all rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including without limitation any and all rights or defenses Guarantor may have because the Guarantied Obligations are secured by real property.  This means, among other things:  (1) the creditor may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (A) the amount of the Guarantied Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the creditor may collect from  Guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from the principal.  This is an unconditional and irrevocable waiver of any right and defenses Guarantor may have because the Guarantied Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights and defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.  Guarantor also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantied Obligations, has destroyed Guarantor’s rights of contribution against such other guarantor.  No other provision of this Guaranty Supplement or the Loan Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.

4.  Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Guaranty Supplement, and no consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantor.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

5.  Miscellaneous.  The rights, powers and remedies given to Guarantied Party by the this Guaranty Supplement are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Guarantied Party by virtue of any statute or rule of law or in any of the Finance Documents or any agreement between Guarantor and Guarantied Party or between Company and Guarantied Party.  Any forbearance or failure to exercise, and any delay by Guarantied Party in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty Supplement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Guaranty Supplement shall inure to the benefit of Guarantied Party and their respective successors and assigns.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INSIGNIA SOLUTIONS INC.

By:	/s/ Richard M. Noling
[Title:	C.E.O. ]

Address:	41300 Christy St.
Fremont, CA 94538

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